Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com

CRAY INC. ANNOUNCES DELAY IN FILING OF ANNUAL REPORT ON
FORM 10-K

SEATTLE, WA — March 16, 2005—Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that it will delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2004. The Company has not completed its December 31, 2004, financial statements and related footnotes. This delay has been created in large part by the concurrent review and assessment of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Company expects to file the Annual Report on Form 10-K on or before March 31, 2005, except for the Section 404 assessment. The Company expects to use the 45-day extension period for the Section 404 assessment permitted by the SEC for companies of its size.

The Company reported preliminary financial results for the fourth quarter and year ended December 31, 2004, on February 3, 2005. Management believes that the reported preliminary results fairly present the financial condition and operating results of the Company as of and for the year ended December 31, 2004, in all material respects. Until the audit is completed, however, there can be no assurance that there will not be a material change in the previously reported financial results.

Although the Company has not completed its formal assessment process under Section 404 of the Sarbanes-Oxley Act, the Company expects that it will identify one or more material weaknesses, including inadequate review of third-party contracts and lack of software application controls and documentation, and that it will conclude that its system of internal controls was not effective. The Company’s auditors have expressed their serious reservations to the Company and its Audit Committee as to whether the Company will be able to complete its assessment and whether the auditors will be able to render an opinion on either the Company’s assessment or its internal controls.

About Cray
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of

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experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the possibility of material adjustments to Cray’s previously reported financial results; Cray’s ongoing review, documentation and assessment of its internal controls over financial reporting; identification by Cray or its auditors of material weaknesses or significant deficiencies and/or the documentation thereof; Cray’s external auditor’s review of its internal controls over financial reporting, the adequacy of management’s assessment of its internal controls over financial reporting, and the ability of the external auditors to render an opinion on Cray’s financial statements; Cray’s ability to file its Annual Report on Form 10-K in a timely fashion; and the ability of Cray to remediate material weaknesses and significant deficiencies, including those yet-to-be identified. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

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